PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 41 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                      Dated October 6, 1998
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
               Senior Euro Fixed Rate Notes Due October 2001

                              --------------

               We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due October 2001) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. You may not exchange notes in bearer form at any time for notes in registered form.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted on the Official List.

               We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.


Principal Amount:        Pound Sterling 35,000,000

Maturity Date:           October 19, 2001; provided that if such day is
                         not a Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

Settlement and Issue
  Date:                  October 19, 1998

Interest Accrual Date:   October 19, 1998

Issue Price:             100%

Specified Currency:      Sterling, except that the Specified Currency shall be
                         Italian Lira ("LIT") for payments of interest and the Supplemental Payment. See "Interest Rate" and
                         "Other Provisions" below.

Redemption Percentage
  at Maturity:           100% plus the Supplemental Payment at maturity.
                         See "Other Provisions" below.

Interest Rate:           Each payment of interest on the Notes will be an
                         amount in Italian Lira at the rates specified below and calculated as if the principal amount were LIT 94,970,750,000 (the "Lira Notional
                         Amount").

                         For the Interest Payment Periods scheduled to commence on October 19, 1998 and October 19, 1999, the Interest Rate is 0.10% per annum.

                         For the Interest Payment Period that is scheduled to commence on October 19, 2000, the Interest Rate will be zero.

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Total Amount of OID:     None

Original Yield to
  Maturity:              N/A

Initial Accrual Period
  OID:                   N/A

Interest Payment Dates:  Each October 19, commencing October 19, 1999 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment Period: Annually

Business Days:           London, New York, Milan

Agent:                   Morgan Stanley & Co. International Limited

Paying Agent:            The Chase Manhattan Bank (London Branch)

Exchange Rate Agent:     Morgan Stanley & Co. International Limited

Denominations:           Pound Sterling 100,000

Common Code:             9157174

ISIN:                    XS0091571744

Other Provisions:

Supplemental Payment:    At maturity, in addition to the repayment of the
                         Principal Amount, we will pay an amount in Italian
                         Lira, as calculated by the Calculation Agent, that is equal to the Lira Notional Amount times the greater of (i) 0.10% or (ii) the Formula Rate.

                         The Formula Rate is the sum of (A) 8.63% plus (B) 10 times the difference of the Curve Spread minus 0.55%. The Formula Rate is given by the following formula:

                  8.63% + [10 * (Curve Spread - 0.55%)]

                                                      (continued to next page)



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER

(continued from previous page)

                         The Curve Spread is the 10-year USD bid-side swap rate minus the 2-year USD offer-side swap rate, as observed by the Determination Agent on Telerate Page 42276 on the second New York Business Day before the Maturity Date. If either or both of the 10-year USD bid-side swap rate or the 2-year USD offer-side swap rate does not appear on Telerate Page 42276, or if such Telerate Page is no longer available, then the Determination Agent will designate a successor reference or references.

Calculation Agent:       The Chase Manhattan Bank (London Branch)

Determination Agent:     Morgan Stanley & Co. International Limited

Payments in Euro:        If and when the Italian Lira is replaced by the
                         euro, we may choose to make payments of interest or the Supplemental Payment in euro. We may also choose to convert the Lira Notional Amount to an equivalent amount of euro and to base subsequent calculations of interest and the Supplemental
                         Payment on such euro amount.